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                                                                    EXHIBIT 99.3


                                    ADDENDUM

Pursuant to Article XVI of the Employment Agreement made the 14th day of September 1998, effective July 2, 1998, by and between Robert J. Landis ("Executive"), and Comprehensive Care Corporation (the "Company"), the parties agree to modify the Employment Agreement effective July 2, 1999 as follows:

Article V(D), Compensation, is deleted and replaced by a new paragraph:

(D) In addition to the Base Salary, Executive shall be eligible to earn an annual incentive bonus (the "Incentive Bonus") through Executive's participation in the Company's Annual Management Bonus Plan ("MBP Plan") with a target of $60,000 for achievement of target company financial and non-financial individual objectives. This target amount will be based 25% on individual performance against agreed upon objectives and 75% on the Company's financial performance (based on net earnings). Actual pay-out will be based on the parameters of the Management Bonus Plan. Pay-out of this bonus will be as soon as reasonably possible after the closure of the books for the fiscal year.

Article V(E), Compensation, is amended to include a new paragraph:

(E) If the Executive continues as an active employee for the period through December 31, 2000, the Executive will be eligible to receive at the end of this period, a Retention Bonus equal to the higher of $125,000, or 83% of the then current Base Salary, provided that:

     (i) the Company maintains financial viability as is evidenced by the timely filing of 10(k) reports from the present day through and including the filing date for the 2000 fiscal year, and

     (ii) if not in active service throughout the period that such termination of employment is involuntary and not for cause as defined in Article IX(B)(iii), and

     (iii) in the event of a Change in Control, defined in Article IX(B)(v), the right to the Retention Bonus will become immediately vested and will be paid at the end of the year in which the Change in Control occurred.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum and affixed their hands and seals this 15th day of July, 1999.

(Corporate Seal)                        COMPREHENSIVE CARE CORPORATION


                                        By:      /s/ CHRISS W. STREET
                                           -------------------------------------
                                             Chriss W. Street,
                                             Chairman, President and Chief
                                             Executive Officer

                                                 /s/ ROBERT J. LANDIS
                                        ----------------------------------------
                                             Robert J. Landis (Executive)